Exhibit 99.1

National Interstate Corporation Announces 2008 Third Quarter Results and Declares Quarterly Dividend

Richfield, Ohio, October 30, 2008 - National Interstate Corporation (Nasdaq: NATL) today reported net income from operations of $4.4 million ($.23 per share diluted) for the 2008 third quarter compared to $10.4 million ($.53 per share diluted) for the 2007 third quarter and net realized losses from investments of $8.6 million ($.45 per share diluted) for the 2008 third quarter compared to $.2 million ($.01 per share diluted) for the 2007 third quarter. The Company reported a net loss of $4.2 million ($.22 per share diluted) for the 2008 third quarter, compared to net income of $10.1 million ($.52 per share diluted) for the 2007 third quarter and net income of $9.7 million ($.50 per share diluted) for the nine months ended September 30, 2008, compared to $32.5 million ($1.67 per share diluted) for nine months ended September 30, 2007. The table below shows the Company’s net income or loss determined in accordance with generally accepted accounting principles (GAAP), reconciled between net income from operations and net realized losses from investments, both of which are non-GAAP financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Pretax income from operations	$6,181	$15,609	$29,036	$47,844
Provision for federal income taxes	1,773	5,257	9,096	15,343

Net income from operations	4,408	10,352	19,940	32,501

Per share	$0.23	$0.53	$1.03	$1.67

Pretax net realized losses from investments	$(8,376)	$(319)	$(10,824)	$(47)
Provision (benefit) for federal income taxes	260	(112)	(597)	(16)

Net realized losses from investments	(8,636)	(207)	(10,227)	(31)

Per share	$(0.45)	$(0.01)	$(0.53)	—

Pretax income from operations	$6,181	$15,609	$29,036	$47,844
Pretax net realized losses from investments	(8,376)	(319)	(10,824)	(47)

Pretax income (loss)	(2,195)	15,290	18,212	47,797
Provision for income taxes	2,033	5,145	8,499	15,327

Net income (loss)	(4,228)	10,145	9,713	32,470

Per share	$(0.22)	$0.52	$0.50	$1.67

The entire amount of the realized investment losses for the 2008 third quarter adversely impacted net income or loss because a tax benefit from the losses could not be recognized in the current year. If the Company generates investment gains in future periods it may be able to recognize the tax benefit from the 2008 realized investment losses. The realized investment losses caused by the global financial crisis for the 2008 third quarter and year-to-date were primarily related to holdings in financial institutions, and the majority from Fannie Mae, Freddie Mac and Lehman Brothers holdings as summarized below:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
	(In thousands)
Fannie Mae, Freddie Mac, Lehman write-offs	$5,789	$6,763
Other sales and write-downs	2,587	4,061

Total realized losses from investments	$8,376	$10,824

The Company also experienced an increase in pre-tax unrealized investment losses during the quarter as shown below:

Unrealized Gain (Loss) as of September 30, 2008
U.S. government and agencies	$132
State and local government	(3,309)
Agency backed MBS/CMO	(36)
Corporate Debt	(6,054)

Unrealized investment gain (loss) fixed maturities	$(9,267)

Preferred Stock	(5,409)
Exchange Traded Funds	(5,263)
Other Common Equity	(31)

Unrealized investment gain (loss) equity securities	$(10,703)

Unrealized investment gain (loss) securities lending	$(7,751)

The market value of the Company’s cash and invested assets was $544.1 million as of September 30, 2008 and consisted of 91.2% cash and investment grade fixed income investments.

“The adverse impact from investments on our overall results is reflective of the unprecedented investment environment we are experiencing,” commented Dave Michelson, President and Chief Executive Officer. “We continue to monitor our investments closely with an emphasis on maintaining a high quality portfolio.”

Lower underwriting profits contributed to the decline in net income from operations in the 2008 third quarter compared to the 2007 third quarter. The combined ratio of 97.5% for the 2008 third quarter includes a one time state guarantee fund charge and continued loss severity. The guarantee fund charge added approximately 1.7 points and 0.6 points to the 2008 third quarter and nine month underwriting expense ratio, respectively. Also, growth in several of the Company’s higher commission products has increased both the 2008 third quarter and year to date expense ratios. During the first half of 2008, the company experienced unusually high loss severity that continued in the third quarter. The most significant loss occurrences have been in the charter passenger transportation product. Mr. Michelson said, “While the losses have occurred with both large and small charter companies, we have focused our attention on the small fleet operators, which represents a relatively small portion of our public transportation premium and has historically performed well. We are in the process of reviewing our entire in-force small fleet book of charter transportation business to ensure that our high underwriting standards remain in place. Other initiatives centered on risk selection and pricing adequacy have been implemented relative to the entire charter transportation product.” The Company had favorable loss and loss adjustment reserve development of $.3 million in the 2008 third quarter compared to $.4 million in the 2007 third quarter.

Gross premiums written of $77.5 million for the 2008 third quarter increased 7.5%, compared to $72.1 million for the 2007 third quarter. For the first nine months of 2008, gross premiums written of $312.2 million were 13.6% above the $274.9 million reported for the first nine months of 2007. The Company’s growth was primarily attributable to new programs and favorable renewal persistency in its Alternative Risk Transfer (ART) component.

The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$33,808	43.7%	$22,435	31.1%	$172,024	55.1%	$132,866	48.4%
Transportation	20,972	27.1%	25,717	35.7%	71,735	23.0%	72,830	26.5%
Specialty Personal Lines	14,120	18.2%	12,773	17.7%	46,800	15.0%	43,746	15.9%
Hawaii and Alaska	6,996	9.0%	7,747	10.8%	17,727	5.7%	19,834	7.2%
Other	1,555	2.0%	3,385	4.7%	3,961	1.2%	5,594	2.0%

Gross Premiums Written	$77,451	100.0%	$72,057	100.0%	$312,247	100.0%	$274,870	100.0%

The Company continues to experience growth in its ART component, which grew 50.7% in the 2008 third quarter and 29.5% for the nine months ended September 30, 2008 compared to the same periods in 2007. The ART growth during the 2008 third quarter was attributable to the addition of one new trucking program as well as growth in several of the existing programs. The Specialty Personal Lines component also grew 10.5% and 7.0% for the 2008 third quarter and first nine months, respectively compared to last year. The Specialty Personal Lines growth reflects modest rate increases for several products as well as continued growth in the Commercial Vehicle product that provides vehicle insurance to small business operators. The Transportation and Hawaii and Alaska components have both shown declines in 2008 compared to 2007 reflecting competitive market conditions. “We remain excited about our growth in Alternative Risk Transfer, which is adding quality insureds to our business and we are equally excited about our Commercial Vehicle product which although still relatively small has grown steadily throughout the year. We continue to not chase business at rates that we believe are inadequate, which has limited our opportunities in the Transportation and Hawaii and Alaska components,” stated Mr. Michelson.

“So far, 2008 has been extremely challenging. The turmoil in the investments markets has hurt our bottom line, but we believe our overall quality bias for investments will get us through the crisis. Although not as strong as prior years, our underwriting results are profitable and actions have been taken in response to the unusually high losses that we have encountered. Our liquidity and capital position remains strong and we are confident that we will return to our historical performance levels,” concluded Mr. Michelson.

The Company also announced that its Board of Directors approved a $0.06 per share dividend at its October 28, 2008 meeting. The cash dividend will be payable on December 12, 2008 to shareholders of record of the Company’s common stock as of the close of business on November 28, 2008.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves by offering insurance products and services designed to meet the unique needs of targeted insurance buyers. Our products include insurance for transportation companies, alternative risk transfer, or captive insurance programs for commercial risks, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Operating Data:
Gross premiums written	$77,451	$72,057	$312,247	$274,870

Net premiums written	$62,415	$59,271	$239,573	$213,033

Premiums earned	$75,058	$66,187	$214,521	$189,742
Net investment income	5,417	5,690	16,849	16,421
Net realized (losses) gains on investments	(8,376)	(319)	(10,824)	(47)
Other	605	1,564	2,199	3,384

Total revenues	72,704	73,122	222,745	209,500
Losses and loss adjustment expenses	51,995	39,844	144,097	112,564
Commissions and other underwriting expense	18,529	13,803	46,685	36,348
Other operating and general expenses	3,241	2,795	9,786	8,990
Expense on amounts withheld	1,001	997	3,261	2,641
Interest expense	133	393	704	1,160

Total expenses	74,899	57,832	204,533	161,703

Income before income taxes	(2,195)	15,290	18,212	47,797
Provision for income taxes	2,033	5,145	8,499	15,327

Net income (loss)	$(4,228)	$10,145	$9,713	$32,470

Per Share Data:
Net income (loss) per common share, basic	$(0.22)	$0.53	$0.50	$1.69
Net income (loss) per common share, assuming dilution	$(0.22)	$0.52	$0.50	$1.67

Weighted average number of common shares outstanding, basic	19,293	19,199	19,281	19,189
Weighted average number of common shares outstanding, diluted (a)	19,293	19,459	19,375	19,401

Cash dividend per common share	$0.06	$0.05	$0.18	$0.15

GAAP Ratios:
Losses and loss adjustment expense ratio	69.3%	60.2%	67.2%	59.3%
Underwriting expense ratio	28.2%	22.7%	25.3%	22.1%

Combined ratio	97.5%	82.9%	92.5%	81.4%

Return on equity (b)	0.0%	0.0%	6.2%	22.9%
Average shareholders’ equity	$—	$—	$208,812	$189,196

			At September 30, 2008	At December 31, 2007
Balance Sheet Data (GAAP):
Cash and investments			$544,148	$492,916
Reinsurance recoverable			138,516	98,091
Total assets			990,475	898,634
Unpaid losses and loss adjustment expenses			388,715	302,088
Long-term debt			15,000	15,464
Total shareholders’ equity			$204,817	$212,806
Book value per common share, basic (at period end)			10.62	11.08
Common shares outstanding at period end (c)			19,294	19,205

(a)	Since the Company reported a net loss for third quarter 2008, the calculated diluted earnings per share was antidilutive; therefore, basic earnings per share is disclosed. For third quarter 2007, diluted earnings per share are disclosed.
(b)	Common shares outstanding at quarter end include all common shares that have full voting rights, including unvested shares.
(c)	Common shares outstanding at period end include all vested common shares. At September 30, 2008 and December 31, 2007 there were 99,000 and 106,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.